EX-99.e.1.i

REVENUESHARES ETF TRUST
DISTRIBUTION AGREEMENT

EXHIBIT A

RevenueShares Large Cap Fund
RevenueShares Mid Cap Fund
RevenueShares Small Cap Fund
RevenueShares Consumer Discretionary Sector Fund
RevenueShares Consumer Staples Sector Fund
RevenueShares Energy Sector Fund
RevenueShares Financials Sector Fund
RevenueShares Health Care Sector Fund
RevenueShares Industrials Sector Fund
RevenueShares Information Technology Sector Fund
RevenueShares Materials Sector Fund
RevenueShares Utilities Sector Fund
RevenueShares ADR Fund
RevenueShares Navellier Overall A-100 Fund
RevenueShares Ultra Dividend Fund
RevenueShares Emerging Market Fund
RevenueShares Global Growth Fund